PROSPECTUS SUPPLEMENT NO. 3                   Filed Pursuant to Rule 424(b)(3)
TO PROSPECTUS DATED AUGUST 23, 2005           Registration No. 333-114791



                          WIZZARD SOFTWARE CORPORATION

                                Supplement No. 3

                                       to

                          Prospectus Dated August 23, 2005


     This Prospectus Supplement No. 3 supplements and amends certain information contained in our Prospectus, dated August 23, 2005, and our Prospectus Supplement No. 1, dated June 14, 2006, and our Prospectus Supplement No. 2, dated October 26, 2006. This Prospectus Supplement
No. 3 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and Prospectus Supplement Nos. 1 and 2. This Prospectus Supplement No. 3 is qualified by reference to the Prospectus and Prospectus Supplement Nos. 1 and 2, except to the extent that the information in this Prospectus Supplement No. 3 supercedes the information contained in the Prospectus and Prospectus Supplement Nos. 1 and 2.

     The information beginning "Use of Proceeds" on page 3 of the Prospectus is hereby amended to read as follows:

Use of proceeds . . . . . . . . We will not receive any money from the selling stockholders when they sell shares of our common stock; however, we may receive up to $253,996.25 from the exercise of outstanding warrants to acquire shares underlying warrants that are being registered. As of the date of this prospectus, the selling stockholders have exercised and resold a total of 620,977 shares out of the 824,174 shares underlying warrants that were registered with the Securities and Exchange Commission in May, 2004.

     The disclosure under the caption "Use of Proceeds" on page 14 of the Prospectus is hereby amended to read as follows:

                                USE OF PROCEEDS
                                ---------------

     We will not receive any part of the proceeds from sale of our common stock. However, we will receive $253,996.25 if all of the currently outstanding warrants are exercised. As of the date of this prospectus, 620,977 of the 824,174 warrants granted to the selling stockholders and that were registered with the Securities and Exchange Commission on our registration statement on Form SB-2 in May, 2004, had been exercised. Our warrants, of which are currently outstanding, are exercisable at a price of $1.25 per share. As of March 6, 2007, the bid price of our common stock was $3.15 per share. For a detailed description of our outstanding warrants, see the Warrant Table under the caption "Description of Securities."

     The disclosure under the subheading Warrant Table on page 27 of the Prospectus is hereby amended to read as follows:


Warrants.
---------

                                 Warrant Table
                                 -------------

     The following is a description of our outstanding warrants:

                                                              Per Share
                    Date of                       Number of    Exercise
Holders              Grant        Term             Shares       Price
-------              -----        ----             ------       -----

Alpha Capital        5/19/04     3 years           203,197       $1.25
Aktiengesellschaft

Alpha Capital         2/8/05      (1)              293,333       $1.36
Aktiengesellschaft

Genesis Microcap      2/8/05      (1)               73,333       $1.36
Inc.

Alpha Capital       12/14/05      (2)               89,955       $3.41
Aktiengesellschaft

Genesis Microcap    12/14/05      (2)               22,488       $3.41
Inc.

Whalehaven Capital  12/14/05      (2)               44,977       $3.41
Fund Ltd.

Alpha Capital         5/9/06      (3)              293,333       $2.27
Aktiengesellschaft

Genesis Microcap      5/9/06      (3)               73,333       $2.27
Inc.

Whalehaven Capital    5/9/06      (3)              146,667       $2.27
Fund Ltd.

Alpha Capital         11/3/06     (4)              275,000       $2.50
Anstalt

Genesis Microcap      11/3/06     (4)              131,250       $2.50
Inc.

Whalehaven Capital    11/3/06     (4)              187,500       $2.50
Fund Ltd.

Alpha Capital         11/3/06     (5)              550,000       $2.00
Anstalt

Genesis Microcap      11/3/06     (5)              262,500       $2.00
Inc.

Whalehaven Capital    11/3/06     (5)              375,000       $2.00
Fund Ltd.

          (1) These warrants have been extended to 5:00 p.m. EST on June 14, 2007.

          (2) These warrants are exercisable until 5:00 p.m. EST on June 14, 2007.

          (3) These warrants are exercisable until 5:00 p.m. EST on May 9, 2009.

          (4) These warrants are exercisable until 5:00 p.m. EST on November 3, 2009.

          (5) These warrants are exercisable until 5:00 p.m. EST on the 180th day following effectiveness of the registration statement by which the shares underlying the warrants are to be registered with the Securities and Exchange Commission.


     INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN AND OUR HISTORY OF OPERATING LOSSES. SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 4 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 3 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus supplement is March 7, 2007.